Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-11998, 333-107242, 333-129762, 333-157585, 333-161207, 333-163445, 333-163446, 333-176968 and 333-182045 on Form S-8, and in Registration Statement No. 333-180628 on Form S-3 of our reports dated February 26, 2015, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2014.

/S/ DELOITTE LTD.
Deloitte Ltd.
Hamilton, Bermuda
February 26, 2015